Exhibit 10.34

AMENDMENT NO. 2 TO OFFICE LEASE

This AMENDMENT NO. 2 TO OFFICE LEASE (this “Amendment”) is dated December 7, 2000, for reference purposes only, by and between MARRIOTT PLAZA ASSOCIATES L.P., a California limited partnership (“Landlord”), and COMMERCE ONE, INC., a Delaware corporation (successor-in-interest to Commercebid.com) (“Tenant”).

RECITALS

A.            Landlord and Commercebid.com entered into that certain Office Lease dated August 30, 1999 (the “Lease”) for premises consisting of approximately 10,029 rentable square feet with a street address of 2901 Tasman Drive, Suite 211, Santa Clara, California, and more particularly described in the Lease;

B.            On November 12, 1999, Tenant succeeded to the interest of Commercebid.com as tenant under the Lease.

C.            Landlord and Tenant entered into that certain Amendment No. 1 To Office Lease dated October 20, 2000 whereby Landlord agreed to (i) lease to Tenant certain additional suites in the Building and (ii) to grant to Tenant options to lease certain additional suites in the Building (“First Amendment”).

D.            At Tenant’s request, Landlord has agreed to lease to Tenant one additional suite in the Building known as Suite 112 comprised of approximately 2,893 square feet.

E.             Landlord and Tenant desire to further amend the Lease on the terms and conditions set forth herein.  Capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to them in the Lease.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.             Additional Definitions.  The shall be added to the end of Article 1 of the Lease:  “The term “Suite 112” shall mean Suite 112 of the Building comprised of approximately 2,893 square feet.”

2.             Premises.  Suite 112 shall be delivered by Landlord to Tenant in accordance with the provisions in Section 5 below, and once so delivered shall be deemed part of the Premises for all purposes under the Lease.

3.             Base Year.  Base Year for Suite 112 shall be calendar year 2001.

4.             Security Deposit.  The Security Deposit shall be increased by $18,081.25 to $143,081.25.  The additional Security Deposit of $18,081.25 shall be delivered to Landlord within five (5) business days after full execution of this Lease.  The additional Security Deposit shall either be in the form of cash or Tenant shall deliver to Landlord a replacement Letter of Credit (in the same form and content as the existing Letter of Credit, except for the amount thereof) for the then full amount of the Security Deposit and Landlord shall return the existing Letter of Credit to Tenant.  If Tenant elects, Tenant may initially post cash for the additional Security Deposit and at a later date replace the cash with the Letter of Credit as set forth herein.

5.             Delivery and Base Rent for Suite 112.

5.1          Delivery.  Landlord shall deliver to Tenant Suite 112 upon full execution of this Amendment; provided, however, that if Landlord, for any reason whatsoever beyond Landlord’s reasonable control, cannot deliver possession of Suite 112 to Tenant on such date, this Lease shall not be void or voidable as to Suite 112 or any of the Premises, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, but in that event, rent for Suite 112 shall be abated until Landlord can deliver possession.  In the event Tenant occupies any part of Suite 112 prior to the delivery date as set forth in this subsection, Tenant shall commence paying rent for Suite 112 as of such date.

5.2          Base Rent.  The lease by Landlord to Tenant of Suite 112 shall be on the following terms:  (i) the Commencement Date for Base Rent for Suite 112 shall be forty-five (45) days after Suite 112 is delivered to Tenant and  (ii) Base Rent for Suite 112 shall be $18,081.25 per month and shall be increased pursuant to Section 7 below.

6.             Condition of Suite 112.  Tenant hereby acknowledges that Tenant has inspected Suite 112 and that Landlord shall deliver such suite and all Building or operating systems to Tenant (and Tenant hereby accepts them) in their then “AS IS” condition, with all faults, subject to Landlord’s maintenance and repair obligations under Section 18 (a) of the Lease.  Landlord makes no representations or warranties to Tenant regarding the condition of the Suite 112.

7.             Rent Increases.  Base Rent for Suite 112 shall be increased by four percent (4%) on March 1, 2002 and each March 1st thereafter until the expiration or earlier termination of the Lease.

8.             Tenant Improvements.   Tenant shall, pursuant to the work letter attached to the Lease as Exhibit B (the “Work Letter”), perform the work and make the installations in Suite 112 substantially as set forth in the Work Letter (such work and installations to be performed or made by Tenant hereinafter referred to as the “Improvement Work”).

9.             Ratification.   The Lease and First Amendment, as amended by this Amendment, is hereby ratified by Landlord and Tenant and Landlord and Tenant hereby agree that the Lease, as so amended, shall continue in full force and effect.

10.          Miscellaneous.

10.1        Voluntary Agreement.  The parties have read this Amendment and on the advice of counsel they have freely and voluntarily entered into this Amendment.

10.2        Attorneys’ Fees.   If either party commences an action against the other party arising out of or in connection with this Amendment, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees and costs of suit.

10.3        Successors.  This Amendment shall be binding on and inure to the benefit of the parties and their successors.

10.4        Counterparts.   This Amendment may be signed in two (2) or more counterparts.  When at least one such counterpart has been signed by each party, this Amendment shall be deemed to have been fully executed, each counterpart shall be deemed to be an original, and all counterparts shall be deemed to be one and the same agreement.

[Signatures Appear On Following Page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first written above.

LANDLORD:

MARRIOTT PLAZA ASSOCIATES L.P.,
a California limited partnership

By:	Menlo Equities Associates IV LLC,
a California limited liability company
Its General Partner

By:	Menlo Equities LLC,
a California limited liability company
Its Manager

By:	Diamant Investments LLC,
a Delaware limited liability company
Its Member

By:	/s/ Richard J. Holmstrom
Richard J. Holmstrom, Manager

TENANT:

COMMERCE ONE, INC.,
a Delaware corporation

By:	/s/ Charles D. Boynton
Print Name:	Charles D. Boynton
Its:	Director of Finance

By:	/s/ Brian Griggs
Print Name:	Brian Griggs
Its:	Authorized Representative